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                      [LETTERHEAD OF GRAMERCY CAPITAL CORP.]

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000
or
Michelle M. Le Roy
Investor Relations
(212) 297-1000

FOR IMMEDIATE RELEASE


                        GRAMERCY CAPITAL CORP. ANNOUNCES
                 $50 MILLION PLACEMENT OF TRUST PREFERRED SECURITIES


NEW YORK, N.Y. - May 23, 2005 - Gramercy Capital Corp. (NYSE:GKK) announced today that it has sold $50 million of Trust Preferred Securities through its wholly-owned subsidiary, Gramercy Capital Trust I. The $50 million of Trust Preferred will be used to fund existing and future investment opportunities.

The $50 million of Trust Preferred Securities have a 30-year term ending May 2035. They bear interest at a fixed rate of 7.57% for the first ten years ending June 2015. Thereafter the rate will float at three month LIBOR plus 3.00%. The securities can be redeemed at par beginning in July 2010.

Bob Foley, Chief Financial Officer of Gramercy Capital Corp, stated, "Our direct origination efforts continue to generate a steady flow of attractive loan and net lease investment opportunities. This offering of Trust Preferred Securities allows Gramercy to quickly and efficiently raise additional long-term capital at a very attractive cost, the proceeds of which will be used to fund Gramercy's growth plans."

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under Regulation D of the Securities Act. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would

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be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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COMPANY PROFILE

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City.

To review Gramercy Capital Corp.'s latest news release and other corporate documents, please visit the Company's website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.



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FOR IMMEDIATE RELEASE


FORWARD-LOOKING INFORMATION

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION BASED UPON THE COMPANY'S CURRENT BEST JUDGMENT AND EXPECTATIONS. ACTUAL RESULTS COULD VARY FROM THOSE PRESENTED HEREIN. THE RISKS AND UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING INFORMATION IN THIS RELEASE INCLUDE THE STRENGTH OF THE COMMERCIAL REAL ESTATE PROPERTY MARKETS, COMPETITIVE MARKET CONDITIONS, UNANTICIPATED ADMINISTRATIVE COSTS, GENERAL AND LOCAL ECONOMIC CONDITIONS, INTEREST RATES, CAPITAL MARKET CONDITIONS, BANKRUPTCIES AND DEFAULTS OF BORROWERS OR TENANTS IN PROPERTIES SECURING THE COMPANY'S INVESTMENTS, AND OTHER FACTORS, WHICH ARE BEYOND THE COMPANY'S CONTROL. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY OF THE FORWARD-LOOKING INFORMATION. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.